                                        NEWS RELEASE

PAR PACIFIC HOLDINGS REPORTS FOURTH QUARTER 2020 RESULTS

HOUSTON, February 24, 2021 - Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific” or the “Company”) today reported its financial results for the fiscal year and fourth quarter ended December 31, 2020.

•Fourth quarter Net Loss of $131.9 million, or $(2.47) per diluted share; Adjusted Net Loss of $75.3 million, or $(1.41) per diluted share
•Full year 2020 Net Loss of $409.1 million, or $(7.68) per diluted share; Adjusted Net Loss of $249.8 million, or $(4.69) per diluted share
•Completed renewables logistics project in Tacoma
•Achieved operating expense and logistics cost of sales reductions of approximately $55 million in 2020
•Announced sale-leaseback of 22 Hawaii retail properties for approximately $116 million in February 2021 to bolster liquidity

Par Pacific reported a net loss of $409.1 million, or $(7.68) per diluted share, for the full year 2020, compared to net income of $40.8 million, or $0.80 per diluted share, for the full year 2019. 2020 Adjusted Net Loss was $249.8 million, compared to Adjusted Net Income of $90.2 million for 2019. 2020 Adjusted EBITDA was $(86.7) million, compared to $258.8 million for 2019.

Par Pacific reported a net loss of $131.9 million, or $(2.47) per diluted share, for the quarter ended December 31, 2020, compared to net income of $35.4 million, or $0.68 per diluted share, for the same quarter in 2019. Fourth quarter 2020 Adjusted Net Loss was $75.3 million, compared to Adjusted Net Income of $54.5 million in the fourth quarter of 2019. Fourth quarter 2020 Adjusted EBITDA was $(33.9) million, compared to $92.9 million in the fourth quarter of 2019. A reconciliation of reported non-GAAP financial measures to their most directly comparable GAAP financial measures can be found in the tables accompanying this news release.

“Our employees achieved significant operational and strategic milestones throughout 2020 despite the pandemic and challenging economic environment,” said William Pate, President and Chief Executive Officer. “We successfully completed two major turnarounds, brought our renewables project online, and have continued to reduce costs and improve our competitive position. We believe the recently announced real estate transaction bolsters liquidity and addresses our upcoming convertible notes maturity. Continuing to look forward, we believe we are well-positioned to improve financial performance with all of our major units fully operational as vaccinations increase, mobility trends improve, and the economy recovers.”

Refining
The Refining segment generated an operating loss of $331.8 million for the full year 2020, compared to operating income of $93.8 million for the full year 2019. Adjusted Gross Margin for the Refining segment in 2020 was $31.1 million, compared to $401.7 million in 2019.

Refining Adjusted EBITDA for the full year 2020 was $(168.3) million, compared to $167.1 million for the full year 2019. 2020 Refining segment Adjusted EBITDA was negatively impacted by a mark-to-market expense of $37.7 million related to increased RINs prices.

We successfully completed major turnarounds in our Hawaii and Wyoming locations during 2020 and our Washington turnaround is nearing completion.

The Refining segment reported an operating loss of $121.4 million in the fourth quarter of 2020, compared to operating income of $43.0 million in the fourth quarter of 2019. Adjusted Gross Margin for the Refining segment was $(2.4) million in the fourth quarter of 2020, compared to $128.9 million in the fourth quarter of 2019.

Refining Adjusted EBITDA was $(50.3) million in the fourth quarter of 2020, compared to $68.0 million in the fourth quarter of 2019. Fourth quarter 2020 Refining segment Adjusted EBITDA was negatively impacted by a mark-to-market expense of $22.9 million related to increased RINs prices.

Hawaii
The 3-1-2 Singapore Crack Spread was $2.63 per barrel in the fourth quarter of 2020, compared to $12.12 per barrel in the fourth quarter of 2019. Throughput in the fourth quarter of 2020 was 79 thousand barrels per day (Mbpd), compared to 111 Mbpd for the same quarter in 2019. Production costs were $3.27 per throughput barrel in the fourth quarter of 2020, compared to $3.34 per throughput barrel in the same period in 2019.

Washington
The Pacific Northwest 5-2-2-1 Index averaged $11.26 per barrel in the fourth quarter of 2020, compared to $16.58 per barrel in the fourth quarter of 2019. The Washington refinery’s throughput was 39 Mbpd in the fourth quarter of 2020, compared to 41 Mbpd in the fourth quarter of 2019. Production costs were $3.47 per throughput barrel in the fourth quarter of 2020, compared to $4.46 per throughput barrel in the same period in 2019.

Wyoming
During the fourth quarter of 2020, the Wyoming 3-2-1 Index averaged $18.45 per barrel, compared to $28.26 per barrel in the fourth quarter of 2019. The Wyoming refinery’s throughput was 7 Mbpd in the fourth quarter of 2020, compared to 17 Mbpd in the fourth quarter of 2019. Production costs were $17.26 per throughput barrel in the fourth quarter of 2020, compared to $5.77 per throughput barrel in the same period in 2019. Elevated production costs on a per barrel basis reflect turnaround-related downtime during the fourth quarter.

The Wyoming refinery's Adjusted Gross Margin of $1.58 per barrel during the fourth quarter of 2020 reflects a FIFO (first-in, first-out) benefit of approximately $1.8 million, or $2.77 per barrel.

Retail
The Retail segment reported operating income of $24.2 million for the full year 2020, compared to $49.2 million in 2019. 2020 operating income includes a non-cash impairment charge of $29.8 million related to our Pacific Northwest Retail locations. Adjusted Gross Margin for the Retail segment was $128.8 million for 2020, compared to $126.6 million in 2019.

For the full year 2020, Retail Adjusted EBITDA was a record $64.7 million, compared to $59.3 million for 2019. For the full year 2020, the Retail segment reported fuel sales volumes of 102.8 million gallons, compared to sales of 125.3 million gallons for 2019.

The Retail segment reported operating income of $14.1 million in the fourth quarter of 2020, compared to $12.7 million in the fourth quarter of 2019. Adjusted Gross Margin for the Retail segment was $32.2 million in the fourth quarter of 2020 and $32.5 million in the same quarter of 2019.

Retail Adjusted EBITDA was $16.5 million in the fourth quarter of 2020, compared to $15.3 million in the fourth quarter of 2019. The Retail segment reported sales volumes of 25.9 million gallons in the fourth quarter of 2020, compared to 31.0 million gallons in the same quarter of 2019.

Logistics
The Logistics segment generated operating income of $35.0 million for the full year 2020, compared to $59.1 million for 2019. Adjusted Gross Margin for the Logistics segment was $70.5 million for the full year 2020, compared to $87.1 million for 2019.

Adjusted EBITDA for the Logistics segment was $57.0 million for 2020, compared to $76.1 million for 2019.

The Logistics segment reported operating income of $3.5 million in the fourth quarter of 2020, compared to $16.7 million in the fourth quarter of 2019. Adjusted Gross Margin for the Logistics segment was $13.0 million in the fourth quarter of 2020, compared to $24.1 million in the same quarter of 2019.

Logistics Adjusted EBITDA was $9.4 million in the fourth quarter of 2020, compared to $21.1 million in the fourth quarter of 2019.

Laramie Energy
For the full year 2020, equity losses from Laramie Energy, LLC (“Laramie”) were $46.9 million, compared to equity losses of $89.8 million for 2019. Equity losses from Laramie, excluding Par’s share of unrealized derivatives and our impairment expense associated with our investment in Laramie, were $2.7 million in 2020, compared to losses of $8.6 million in 2019. Laramie’s total net loss was $22.6 million in 2020, compared to net loss of $380.5 million in 2019. Laramie’s total Adjusted EBITDAX was $40.6 million in 2020, compared to $73.8 million in 2019.

Equity earnings (losses) from Laramie in the fourth quarter of 2020 were $0.0 million, compared to equity losses of $4.9 million in the fourth quarter of 2019. Laramie’s total net income was $3.8 million in the fourth quarter of 2020, compared to net loss of $362.3 million in the fourth quarter of 2019. Laramie’s total Adjusted EBITDAX was $15.2 million in the fourth quarter of 2020, compared to $20.8 million in the fourth quarter of 2019.

Liquidity
Net cash used in operations totaled $63.2 million and $37.2 million for the three months and year ended December 31, 2020, respectively, compared to net cash provided by operations of $7.0 million and $105.6 million for the three months and year ended December 31, 2019, respectively. Net cash used in operations of $63.2 million and $37.2 million includes $9.2 million and $49.8 million in deferred turnaround expenditures for the three months and year ended December 31, 2020, respectively. Net cash used in investing activities totaled $21.0 million and $63.5 million for the three months and year ended December 31, 2020, respectively, compared to $18.9 million and $353.2 million for the three months and year ended December 31, 2019, respectively. Net cash provided by financing activities totaled $25.2 million and $42.6 million for the three months and year ended December 31, 2020, respectively, compared to net cash provided by financing activities of $27.2 million and $300.2 million for the three months and year ended December 31, 2019, respectively. At December 31, 2020, Par Pacific’s cash balance totaled $68.3 million, long-term debt totaled $708.6 million, and total liquidity was $107.9 million.

We announced the sale-leaseback of 22 retail properties located in the State of Hawaii in February 2021 for an aggregate cash purchase price of $116.1 million. We expect net proceeds of approximately $62 million after repayment of debt and associated obligations related to certain of the properties.

Conference Call Information
A conference call is scheduled for Thursday, February 25, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To access the call, please dial 1-866-807-9684 inside the U.S. or 1-412-317-5415 outside of the U.S. and ask for the Par Pacific call. Please dial in at least 10 minutes early to register. The webcast may be accessed online through the Company’s website at http://www.parpacific.com on the Investors page. A telephone replay will be available until March 11, 2021 and may be accessed by calling 1-877-344-7529 inside the U.S. or 1-412-317-0088 outside the U.S. and using the conference ID 10152177.

About Par Pacific
Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 60,000 bpd of combined refining capacity, related multimodal logistics systems, and 33 retail locations.  Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements
This news release (and oral statements regarding the subject matter of this news release, including those made on the conference call and webcast announced herein) includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, without limitation, statements about: expected market conditions; expected refinery throughput; anticipated cost savings; anticipated capital expenditures, including major maintenance costs, and their effect on our financial and operating results, including earnings per share and free cash flow; anticipated retail sales volumes and on-island sales; the anticipated financial and operational results of Laramie Energy, LLC; the amount of our discounted net cash flows and the impact of our NOL carryforwards thereon; our ability to identify, acquire and operate energy, related retailing and infrastructure companies with attractive competitive positions; the timing and expected results of certain development projects, as well as the impact of such investments on our product mix and on-island sales; our expectations regarding the impact of COVID-19 on our business, including an anticipated reduction in cash outlays, operating expenses, capital expenses and cost of sales; and other risks and uncertainties detailed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other documents that we file with the Securities and Exchange Commission. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties, such as changes to financial condition and liquidity; the volatility of crude oil and refined product prices; operating disruptions at our refineries resulting from unplanned maintenance events or natural disasters; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Additionally, significant uncertainties remain with respect to COVID-19 and its economic effects. Due to the unpredictable and unprecedented nature of the COVID-19 pandemic, we cannot identify all potential risks to, and impacts on, our business, including the ultimate adverse economic impact to our results of operations, financial position and liquidity. However, the adverse impact of COVID-19 on us has been and will likely continue to be material. There can be no guarantee that the operational and financial measures we have taken, and may take in the future, will be fully effective. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

Contact:
Ashimi Patel
Manager, Investor Relations
(832) 916-3355
apatel@parpacific.com

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$715,505	$1,399,134	$3,124,870	$5,401,516
Operating expenses
Cost of revenues (excluding depreciation)	710,919	1,225,260	2,947,697	4,803,589
Operating expense (excluding depreciation)	67,551	81,158	277,427	312,899
Depreciation, depletion, and amortization	23,804	21,018	90,036	86,121
Impairment expense	17,884	—	85,806	—
General and administrative expense (excluding depreciation)	9,465	11,788	41,288	46,223
Acquisition and integration costs	14	379	614	4,704
Total operating expenses	829,637	1,339,603	3,442,868	5,253,536
Operating income (loss)	(114,132)	59,531	(317,998)	147,980
Other income (expense)
Interest expense and financing costs, net	(17,611)	(17,503)	(70,222)	(74,839)
Debt extinguishment and commitment costs	—	(2,401)	—	(11,587)
Other income, net	(40)	169	1,049	2,516
Change in value of common stock warrants	—	(134)	4,270	(3,199)
Equity earnings (losses) from Laramie Energy, LLC	—	(4,910)	(46,905)	(89,751)
Total other income (expense), net	(17,651)	(24,779)	(111,808)	(176,860)
Income (loss) before income taxes	(131,783)	34,752	(429,806)	(28,880)
Income tax benefit (expense)	(135)	687	20,720	69,689
Net income (loss)	$(131,918)	$35,439	$(409,086)	$40,809

Weighted-average shares outstanding
Basic	53,383	51,488	53,295	50,352
Diluted	53,383	51,772	53,295	50,470

Income (loss) per share
Basic	$(2.47)	$0.68	$(7.68)	$0.80
Diluted	$(2.47)	$0.68	$(7.68)	$0.80
Balance Sheet Data
(Unaudited)
(in thousands)

	December 31, 2020	December 31, 2019
Balance Sheet Data
Cash and cash equivalents	$68,309	$126,015
Working capital (1)	(250,587)	(115,866)
Debt, including current portion	708,593	611,931
Total stockholders’ equity	246,274	648,242
________________________________________
(1)Working capital is calculated as (i) total current assets, excluding cash and cash equivalents less (ii) total current liabilities, excluding current portion of long-term debt. Total current assets include inventories stated at the lower of cost or net realizable value.

Operating Statistics
The following table summarizes key operational data:

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total Refining Segment
Feedstocks Throughput (Mbpd) (1)	124.9	169.3	124.1	163.8
Refined product sales volume (Mbpd) (1)	123.1	181.9	136.7	176.8

Hawaii Refineries
Combined Feedstocks Throughput (Mbpd)	78.5	111.4	72.7	109.0
Par East Throughput (Mbpd)	78.5	69.6	66.5	71.5
Par West Throughput (Mbpd)	—	41.8	6.2	37.5

Yield (% of total throughput)
Gasoline and gasoline blendstocks	26.1%	22.8%	24.6%	23.0%
Distillates	43.2%	46.1%	42.2%	44.4%
Fuel oils	27.7%	21.7%	29.5%	20.3%
Other products	(1.3)%	5.9%	(0.7)%	8.7%
Total yield	95.7%	96.5%	95.6%	96.4%

Refined product sales volume (Mbpd)
On-island sales volume	78.0	123.3	83.5	114.1
Exports sales volume	—	2.2	0.6	5.7
Total refined product sales volume	78.0	125.5	84.1	119.8

Adjusted Gross Margin per bbl ($/throughput bbl) (2)	$(0.17)	$4.68	$(1.63)	$3.30
Production costs per bbl ($/throughput bbl) (3)	3.27	3.34	4.03	3.25
DD&A per bbl ($/throughput bbl)	0.80	0.26	0.55	0.40

Washington Refinery
Feedstocks Throughput (Mbpd) (1)	39.2	40.7	39.1	38.9

Yield (% of total throughput)
Gasoline and gasoline blendstocks	24.2%	23.3%	23.4%	23.6%
Distillate	35.7%	35.7%	35.3%	35.6%
Asphalt	18.5%	19.2%	18.8%	18.9%
Other products	20.3%	19.4%	19.8%	19.4%
Total yield	98.7%	97.6%	97.3%	97.5%

Refined product sales volume (Mbpd) (1)	35.7	41.0	39.6	41.1

Adjusted Gross Margin per bbl ($/throughput bbl) (2)	$(0.51)	$14.50	$3.88	$11.26
Production costs per bbl ($/throughput bbl) (3)	3.47	4.46	3.50	4.52
DD&A per bbl ($/throughput bbl)	1.35	1.51	1.39	1.56

Wyoming Refinery
Feedstocks Throughput (Mbpd)	7.2	17.2	12.3	17.0

Yield (% of total throughput)
Gasoline and gasoline blendstocks	53.5%	51.3%	49.2%	49.6%
Distillate	39.8%	43.5%	45.2%	44.5%
Fuel oils	1.9%	1.7%	1.9%	1.7%
Other products	1.2%	0.7%	1.3%	1.6%

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Wyoming Refinery (continued)
Total yield	96.4%	97.2%	97.6%	97.4%

Refined product sales volume (Mbpd)	9.4	15.4	13.0	17.0

Adjusted Gross Margin per bbl ($/throughput bbl) (2)	$1.58	$17.90	$3.94	$18.82
Production costs per bbl ($/throughput bbl) (3)	17.26	5.77	8.69	6.32
DD&A per bbl ($/throughput bbl)	6.17	3.10	4.34	2.93

Market Indices ($ per barrel)
3-1-2 Singapore Crack Spread (4)	$2.63	$12.12	$3.15	$10.80
Pacific Northwest 5-2-2-1 Index (5)	11.26	16.58	11.44	15.02
Wyoming 3-2-1 Index (6)	18.45	28.26	17.80	24.90

Crude Oil Prices ($ per barrel)
Brent	$45.26	$62.42	$43.21	$64.19
WTI	42.70	56.87	39.65	57.08
ANS	43.68	65.51	41.77	65.72
Bakken Clearbrook	40.67	55.37	37.19	56.04
WCS Hardisty	31.21	37.76	27.45	43.18
Brent M1-M3	(0.41)	1.39	(0.98)	1.00

Retail Segment
Retail sales volumes (thousands of gallons)	25,856	30,983	102,798	125,313
________________________________________
(1)Feedstocks throughput and sales volumes per day for the Washington refinery for the three months and year ended December 31, 2019 are calculated based on the 92 and 355-day periods for which we owned the Washington refinery in 2019, respectively. As such, the amounts for the total refining segment represent the sum of the Hawaii and Wyoming refineries’ throughput or sales volumes averaged over the three months and year ended December 31, 2019 plus the Washington refinery’s throughput or sales volumes averaged over the periods from October 1, 2019 to December 31, 2019 and January 11, 2019 to December 31, 2019, respectively. The 2020 amounts for the total refining segment represent the sum of the Hawaii, Washington, and Wyoming refineries’ throughput or sales volumes averaged over the three months and year ended December 31, 2020.
(2)We calculate Adjusted Gross Margin per barrel by dividing Adjusted Gross Margin by total refining throughput. Adjusted Gross Margin for our Washington refinery is determined under the last-in, first-out (“LIFO”) inventory costing method. Adjusted Gross Margin for our other refineries is determined under the first-in, first-out (“FIFO”) inventory costing method. Please see discussion of Adjusted Gross Margin below.
(3)Management uses production costs per barrel to evaluate performance and compare efficiency to other companies in the industry. There are a variety of ways to calculate production costs per barrel; different companies within the industry calculate it in different ways. We calculate production costs per barrel by dividing all direct production costs, which include the costs to run the refineries including personnel costs, repair and maintenance costs, insurance, utilities, and other miscellaneous costs, by total refining throughput. Our production costs are included in Operating expense (excluding depreciation) on our consolidated statement of operations, which also includes costs related to our bulk marketing operations.
(4)After completing the acquisition of certain refining units from Island Energy Services on December 19, 2018, we began shifting our Hawaii production profile to supply the local utilities with low sulfur fuel oil and significantly reduced our high sulfur fuel oil yield. In 2020, following the implementation of IMO 2020, we established the 3-1-2 Singapore Crack Spread (or three barrels of Brent crude oil converted into one barrel of gasoline and two barrels of distillates (diesel and jet fuel)) as a new benchmark for our Hawaii operations. By removing the high sulfur fuel oil reference in the index, we believe the 3-1-2 Singapore Crack Spread is the most representative market indicator for our current operations in Hawaii.
(5)We believe the Pacific Northwest 5-2-2-1 Index is the most representative market indicator for our operations in Tacoma, Washington. The Pacific Northwest 5-2-2-1 Index is computed by taking two parts gasoline (sub-octane), two parts middle distillates (ULSD and jet fuel), and one part fuel oil as created from five barrels of Alaskan North Slope (“ANS”) crude oil.

The 2019 price for the three months and year ended December 31, 2019 represents the price averaged over the period from October 1, 2019 to December 31, 2019 and January 11, 2019 to December 31, 2019, respectively.
(6)The profitability of our Wyoming refinery is heavily influenced by crack spreads in nearby markets. We believe the Wyoming 3-2-1 Index is the most representative market indicator for our operations in Wyoming. The Wyoming 3-2-1 Index is computed by taking two parts gasoline and one part distillates (ULSD) as created from three barrels of West Texas Intermediate Crude Oil (“WTI”). Pricing is based 50% on applicable product pricing in Rapid City, South Dakota, and 50% on applicable product pricing in Denver, Colorado.
Non-GAAP Performance Measures
Management uses certain financial measures to evaluate our operating performance that are considered non-GAAP financial measures. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies.
Adjusted Gross Margin
Adjusted Gross Margin is defined as (i) operating income (loss) plus operating expense (excluding depreciation), impairment expense, inventory valuation adjustment (which adjusts for timing differences to reflect the economics of our inventory financing agreements, including lower of cost or net realizable value adjustments, the impact of the embedded derivative repurchase or terminal obligations, and purchase price allocation adjustments), depreciation, depletion, and amortization (“DD&A”); Renewable Identification Numbers (“RINs”) loss (gain) in excess of net obligation (which represents the income statement effect of reflecting our RINs liability on a net basis), and unrealized loss (gain) on derivatives or (ii) revenues less cost of revenues (excluding depreciation) plus inventory valuation adjustment, unrealized loss (gain) on derivatives, and RINs loss (gain) in excess of net obligation. We define cost of revenues (excluding depreciation) as the hydrocarbon-related costs of inventory sold, transportation costs of delivering product to customers, crude oil consumed in the refining process, costs to satisfy our RINs and environmental credit obligations, and certain hydrocarbon fees and taxes. Cost of revenues (excluding depreciation) also includes the unrealized gain (loss) on derivatives and the inventory valuation adjustment that we exclude from Adjusted Gross Margin. Beginning in 2020, Adjusted Gross Margin also includes the contango gains and backwardation losses associated with our Washington inventory and intermediation obligation. Prior to 2020, contango gains and backwardation (losses) captured by our Washington intermediation agreement were excluded from Adjusted Gross Margin (as part of the inventory valuation adjustment). This change to our non-GAAP information was made to reflect the favorable or unfavorable impact of the market structure on the profitability of our Washington refinery consistent with the presentation of such impacts on our other refineries. Also beginning in 2020, Adjusted Gross Margin excludes the LIFO layer liquidation impacts associated with our Washington inventory. We have recast the non-GAAP information for the three months and year ended December 31, 2019 to conform to the current period presentation.
Management believes Adjusted Gross Margin is an important measure of operating performance and uses Adjusted Gross Margin per barrel to evaluate operating performance and compare profitability to other companies in the industry and to industry benchmarks. Management believes Adjusted Gross Margin provides useful information to investors because it eliminates the gross impact of volatile commodity prices and adjusts for certain non-cash items and timing differences created by our inventory financing agreements and lower of cost or net realizable value adjustments to demonstrate the earnings potential of the business before other fixed and variable costs, which are reported separately in Operating expense (excluding depreciation) and Depreciation, depletion, and amortization.
Adjusted Gross Margin should not be considered an alternative to operating income (loss), cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted Gross Margin presented by other companies may not be comparable to our presentation since each company may define this term differently as they may include other manufacturing costs and depreciation expense in cost of revenues.
The following tables present a reconciliation of Adjusted Gross Margin to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

Three months ended December 31, 2020	Refining	Logistics	Retail
Operating income (loss)	$(121,393)	$3,531	$14,080
Operating expense (excluding depreciation)	48,137	3,699	15,715
Depreciation, depletion, and amortization	14,721	5,817	2,400
Impairment expense	17,884	—	—
Inventory valuation adjustment	18,681	—	—
LIFO liquidation adjustment	(6,211)	—	—
RINs loss (gain) in excess of net obligation	26,086	—	—
Unrealized loss (gain) on derivatives	(297)	—	—
Adjusted Gross Margin	$(2,392)	$13,047	$32,195

Three months ended December 31, 2019	Refining	Logistics	Retail
Operating income (loss)	$42,980	$16,725	$12,718
Operating expense (excluding depreciation)	60,893	3,065	17,200
Depreciation, depletion, and amortization	13,253	4,334	2,606
Inventory valuation adjustment	8,651	—	—
LIFO liquidation adjustment	—	—	—
RINs loss (gain) in excess of net obligation	(359)	—	—
Unrealized loss (gain) on derivatives	3,465	—	—
Adjusted Gross Margin (1)	$128,883	$24,124	$32,524

Year Ended December 31, 2020	Refining	Logistics	Retail
Operating income (loss)	$(331,826)	$35,044	$24,211
Operating expense (excluding depreciation)	199,738	13,581	64,108
Depreciation, depletion, and amortization	53,930	21,899	10,692
Impairment expense	55,989	—	29,817
Inventory valuation adjustment	14,046	—	—
LIFO liquidation adjustment	—	—	—
RINs loss (gain) in excess of net obligation	44,071	—	—
Unrealized loss (gain) on derivatives	(4,804)	—	—
Adjusted Gross Margin	$31,144	$70,524	$128,828

Year Ended December 31, 2019	Refining	Logistics	Retail
Operating income	$93,781	$59,075	$49,245
Operating expense (excluding depreciation)	234,582	11,010	67,307
Depreciation, depletion, and amortization	55,832	17,017	10,035
Inventory valuation adjustment	11,938	—	—
LIFO liquidation adjustment	—	—	—
RINs loss (gain) in excess of net obligation	(3,398)	—	—
Unrealized loss (gain) on derivatives	8,988	—	—
Adjusted Gross Margin (1)	$401,723	$87,102	$126,587
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(1)There were no impairment losses recorded in Operating income (loss) by segment for the three months ended and year ended December 31, 2019.

Adjusted Net Income (Loss) and Adjusted EBITDA
Adjusted Net Income (Loss) is defined as Net income (loss) excluding changes in the value of contingent consideration and common stock warrants, acquisition and integration costs, unrealized (gain) loss on derivatives, debt extinguishment and commitment costs, increase in (release of) tax valuation allowance and other deferred tax items, inventory valuation adjustment, severance costs, impairment expense, (gain) loss on sale of assets, Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives, RINs loss (gain) in excess of net obligation, and impairment expense associated with our investment in Laramie Energy and our share of Laramie Energy’s asset impairment losses in excess of our basis difference. Beginning in 2020, Adjusted Net Income (Loss) also includes the contango gains and backwardation losses associated with our Washington inventory and intermediation obligation. Prior to 2020, contango gains and backwardation (losses) captured by our Washington intermediation agreement were excluded from Adjusted Net Income (Loss) (as part of the inventory valuation adjustment). This change to our non-GAAP information was made to reflect the favorable or unfavorable impact of the market structure on the profitability of our Washington refinery consistent with the presentation of such impacts on our other refineries. Also beginning in 2020, Adjusted Net Income (Loss) excludes the LIFO layer liquidation impacts associated with our Washington inventory. We have recast the non-GAAP information for the three months and year ended December 31, 2019 to conform to the current period presentation.
Adjusted EBITDA is Adjusted Net Income (Loss) excluding interest expense and financing costs, income taxes, DD&A, and equity losses (earnings) from Laramie Energy, excluding Par’s share of unrealized loss (gain) on derivatives, impairment of Par’s investment, and our share of Laramie Energy’s asset impairment losses in excess of our basis difference.
We believe Adjusted Net Income (Loss) and Adjusted EBITDA are useful supplemental financial measures that allow investors to assess:
•The financial performance of our assets without regard to financing methods, capital structure, or historical cost basis;
•The ability of our assets to generate cash to pay interest on our indebtedness; and
•Our operating performance and return on invested capital as compared to other companies without regard to financing methods and capital structure.
Adjusted Net Income (Loss) and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted Net Income (Loss) and Adjusted EBITDA presented by other companies may not be comparable to our presentation as other companies may define these terms differently.
The following table presents a reconciliation of Adjusted Net Income (Loss) and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss), on a historical basis for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$(131,918)	$35,439	$(409,086)	$40,809
Inventory valuation adjustment	18,681	8,651	14,046	11,938
LIFO liquidation adjustment	(6,211)	—	—	—
RINs loss (gain) in excess of net obligation	26,086	(359)	44,071	(3,398)
Unrealized loss (gain) on derivatives	(297)	3,465	(4,804)	8,988
Acquisition and integration costs	14	379	614	4,704
Debt extinguishment and commitment costs	—	2,401	—	11,587
Changes in valuation allowance and other deferred tax items (1)	191	1,628	(20,896)	(68,792)
Change in value of common stock warrants	—	134	(4,270)	3,199
Severance costs	267	—	512	—
Impairment expense	17,884	—	85,806	—
Impairment of Investment in Laramie Energy, LLC (2)	—	1,637	45,294	83,152
Par’s share of Laramie Energy’s unrealized loss (gain) on derivatives (2)	—	1,160	(1,110)	(1,969)
Adjusted Net Income (Loss) (3)	(75,303)	54,535	(249,823)	90,218
Depreciation, depletion, and amortization	23,804	21,018	90,036	86,121
Interest expense and financing costs, net	17,611	17,503	70,222	74,839
Equity losses from Laramie Energy, LLC, excluding Par’s share of unrealized loss (gain) on derivatives and impairment losses	—	2,113	2,721	8,568
Income tax expense	(56)	(2,315)	176	(897)
Adjusted EBITDA	$(33,944)	$92,854	$(86,668)	$258,849

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(1)Includes increases in (releases of) our valuation allowance associated with business combinations and changes in deferred tax assets and liabilities that are not offset by a change in the valuation allowance. These tax expenses (benefits) are included in Income tax benefit (expense) on our consolidated statements of operations.
(2)Included in Equity earnings (losses) from Laramie Energy, LLC on our condensed consolidated statements of operations.
(3)For the three months and year ended December 31, 2020 and 2019, there was no (gain) loss on sale of assets or change in value of contingent consideration.

The following table sets forth the computation of basic and diluted Adjusted Net Income (Loss) per share (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Adjusted Net Income (loss)	$(75,303)	$54,535	$(249,823)	$90,218
Undistributed Adjusted Net Income allocated to participating securities (1)	—	539	—	968
Adjusted Net Income attributable to common stockholders	(75,303)	53,996	(249,823)	89,250
Plus: effect of convertible securities	—	1,833	—	8,978
Numerator for diluted income per common share	$(75,303)	$55,829	$(249,823)	$98,228

Basic weighted-average common stock shares outstanding	53,383	51,488	53,295	50,352
Add dilutive effects of common stock equivalents (2)	—	4,379	—	5,240
Diluted weighted-average common stock shares outstanding	53,383	55,867	53,295	55,592

Basic Adjusted Net Income (loss) per common share	$(1.41)	$1.05	$(4.69)	$1.77
Diluted Adjusted Net Income (loss) per common share	$(1.41)	$1.00	$(4.69)	$1.77
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(1)Participating securities include restricted stock that has been issued but had not yet vested. These participating securities were fully vested as of December 31, 2019.
(2)Entities with a net loss from continuing operations are prohibited from including potential common shares in the computation of diluted per share amounts. We have utilized the basic shares outstanding to calculate both basic and diluted Adjusted Net Loss per common share for the three months and year ended December 31, 2020.
Adjusted EBITDA by Segment
Adjusted EBITDA by segment is defined as Operating income (loss) by segment excluding depreciation, depletion, and amortization expense, inventory valuation adjustment, unrealized loss (gain) on derivatives, severance costs, impairment expense, acquisition and integration costs, other income/expense, and RINs loss (gain) in excess of net obligation. Adjusted EBITDA for the Corporate and Other segment also includes Other income, net, which is presented below operating income (loss) on our consolidated statements of operations. Beginning in 2020, Adjusted EBITDA by segment also includes the contango gains and backwardation losses associated with our Washington inventory and intermediation obligation. Prior to 2020, contango gains and backwardation losses captured by our Washington intermediation agreement were excluded from Adjusted EBITDA by segment (as part of the inventory valuation adjustment). Beginning in 2020, Adjusted EBITDA by segment excludes the LIFO layer liquidation impacts associated with our Washington inventory. We have recast the non-GAAP information for the three months and year ended December 31, 2019 to conform to the current period presentation.
We believe Adjusted EBITDA by segment is a useful supplemental financial measure to evaluate the economic performance of our segments without regard to financing methods, capital structure, or historical cost basis. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, operating income (loss), on a historical basis, for selected segments, for the periods indicated (in thousands):

	Three Months Ended December 31, 2020
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(121,393)	$3,531	$14,080	$(10,350)
Depreciation, depletion, and amortization	14,721	5,817	2,400	866
Inventory valuation adjustment	18,681	—	—	—
LIFO liquidation adjustment	(6,211)	—	—	—
RINs loss (gain) in excess of net obligation	26,086	—	—	—
Unrealized loss (gain) on derivatives	(297)	—	—	—
Acquisition and integration costs	—	—	—	14
Severance costs	224	8	—	35
Impairment expense	17,884	—	—	—
Other income (expense)	—	—	—	(40)
Adjusted EBITDA	$(50,305)	$9,356	$16,480	$(9,475)

	Three Months Ended December 31, 2019
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$42,980	$16,725	$12,718	$(12,892)
Depreciation, depletion, and amortization	13,253	4,334	2,606	825
Inventory valuation adjustment	8,651	—	—	—
LIFO liquidation adjustment	—	—	—	—
RINs loss (gain) in excess of net obligation	(359)	—	—	—
Unrealized loss (gain) on derivatives	3,465	—	—	—
Acquisition and integration costs	—	—	—	379
Other income/expense	—	—	—	169
Adjusted EBITDA (1)	$67,990	$21,059	$15,324	$(11,519)

	Year Ended December 31, 2020
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$(331,826)	$35,044	$24,211	$(45,427)
Depreciation, depletion and amortization	53,930	21,899	10,692	3,515
Inventory valuation adjustment	14,046	—	—	—
LIFO liquidation adjustment	—	—	—	—
RINs loss (gain) in excess of net obligation	44,071	—	—	—
Unrealized loss (gain) on derivatives	(4,804)	—	—	—
Acquisition and integration costs	—	—	—	614
Severance costs	312	8	—	192
Impairment expense	55,989	—	29,817	—
Other income (expense)	—	—	—	1,049
Adjusted EBITDA	$(168,282)	$56,951	$64,720	$(40,057)

	Year Ended December 31, 2019
	Refining	Logistics	Retail	Corporate and Other
Operating income (loss) by segment	$93,781	$59,075	$49,245	$(54,121)
Depreciation, depletion and amortization	55,832	17,017	10,035	3,237
Inventory valuation adjustment	11,938	—	—	—
LIFO liquidation adjustment	—	—	—	—
RINs loss (gain) in excess of net obligation	(3,398)	—	—	—
Unrealized loss (gain) on derivatives	8,988	—	—	—
Acquisition and integration costs	—	—	—	4,704
Other income (expense)	—	—	—	2,516
Adjusted EBITDA (1)	$167,141	$76,092	$59,280	$(43,664)
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(1)There were no severance costs or impairment losses recorded in Operating income (loss) by segment for the three months and year ended December 31, 2019.
Laramie Energy Adjusted EBITDAX
Adjusted EBITDAX is defined as net income (loss) excluding commodity derivative loss (gain), loss (gain) on settled derivative instruments, interest expense, non-cash preferred dividend, depreciation, depletion, amortization, and accretion, impairment loss, exploration and geological and geographical expense, bonus accrual, equity-based compensation expense, loss (gain) on disposal of assets, pipeline (payment) deficiency accrual, and expired acreage (non-cash). We believe Adjusted EBITDAX is a useful supplemental financial measure to evaluate the economic and operational performance of exploration and production companies such as Laramie Energy.
The following table presents a reconciliation of Laramie Energy’s Adjusted EBITDAX to the most directly comparable GAAP financial measure, net income (loss) for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net income (loss)	$3,829	$(362,335)	$(22,589)	$(380,474)
Commodity derivative loss (gain)	(665)	1,833	2,201	1,193
Gain (loss) on settled derivative instruments	(2,732)	687	2,045	(5,476)
Interest expense and loan fees	2,518	2,336	9,402	11,879
Non-cash preferred dividend	1,801	1,573	6,810	4,115
Depreciation, depletion, amortization, and accretion	7,581	20,236	37,960	85,189
Impairment loss	—	355,220	—	355,220
Exploration and geological and geographical expense	57	84	275	330
Bonus accrual	(562)	(1,113)	436	(2,154)
Equity-based compensation expense	—	(29)	16	122
Loss (gain) on disposal of assets	(335)	23	(102)	1,478
Pipeline (payment) deficiency accrual	—	—	—	(1,162)
Expired acreage (non-cash)	3,699	2,300	4,099	3,536
Total Adjusted EBITDAX	$15,191	$20,815	$40,553	$73,796